Exhibit 99.1

                 MetroCorp Bancshares Inc. Announces
                 Third Quarter 2003 Financial Results

    HOUSTON--(BUSINESS WIRE)--Oct. 28, 2003--MetroCorp Bancshares Inc. (Nasdaq:MCBI), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced net income of $1.3 million for the third quarter 2003, down approximately $1.2 million from the same quarter in 2002. Diluted earnings per share for the third quarter 2003 were $0.19, compared to $0.35 for the same quarter in 2002. Net income for the nine months ended Sept. 30, 2003 was $1.9 million, down approximately $4.9 million from the same period in 2002. Diluted earnings per share for the nine months ended Sept. 30, 2003 were $0.26, compared to $0.95 for the same period in 2002.
    Allen Brown, President of MetroCorp Bancshares Inc. and Chief Executive Officer of MetroBank, N.A., said, "We have made good progress in resolving weaknesses in the loan portfolio. In addition, we reduced our concentration in hospitality-related loans by approximately $15.4 million to $70.8 million during the third quarter 2003."
    Interest income and expense. Interest income for the three months ended Sept. 30, 2003 was $10.7 million, down approximately $1.7 million or 13.8% from $12.5 million for the same three months in 2002. The lower interest income in the third quarter 2003, compared to the same quarter in 2002, was primarily the result of a lower yield on earning assets that was partially offset by a 6.9% increase in average earning assets. The yield on average earning assets for the third quarter 2003 was 5.17% compared to 6.40% for the third quarter of 2002, a decrease of 123 basis points. The decrease in yields primarily reflects the impact of the Federal Reserve's interest rate cuts in the fourth quarter of 2002 and the second quarter of 2003 along with new loan production being added to the portfolio at lower interest rates. In addition, as of Sept. 30, 2003, approximately 63.0% of the total loan portfolio was comprised of loans with interest rate floors that carried a weighted average interest rate of 5.98% compared to 59.8% of the total loan portfolio with a weighted average interest rate of 6.89% at Sept. 30, 2002.
    Interest income for the nine months ended Sept. 30, 2003 was $32.8 million, down approximately $4.0 million or 11.0% from $36.8 million for the same period in 2002. The lower interest income for the nine months ended Sept. 30, 2003, compared to the same period in 2002, was primarily the result of a lower yield on earning assets that was partially offset by an 11.3% increase in average earning assets. The yield on average earning assets for the nine months ended Sept. 30, 2003 was 5.38% compared to 6.73% for the same period in 2002, a decrease of 135 basis points.
    Interest expense for the three months ended Sept. 30, 2003 was $3.0 million, down approximately $654,000 or 18.1% from $3.6 million for the same three months in 2002. The decrease in interest expense primarily reflected lower interest rates paid on interest-bearing liabilities. However, the benefit of a decrease in interest rates paid was partially offset by a 5.8% increase in average interest-bearing liabilities. The cost of average interest-bearing liabilities for the third quarter 2003 was 1.87% compared to 2.42% for the third quarter 2002, a decrease of 55 basis points.
    Interest expense for the nine months ended Sept. 30, 2003 was $9.4 million, down approximately $1.7 million or 15.3% from $11.1 million for the same period in 2002. However, the benefit of a decrease in interest rates paid was partially offset by a 9.8% increase in average interest-bearing liabilities The cost of average interest-bearing liabilities for the nine months ended Sept. 30, 2003 was 2.03% compared to 2.63% for the same period in 2002, a decrease of 60 basis points.
    The net interest margin for the three months ended Sept. 30, 2003 was 3.74%, down 81 basis points from 4.55% for the same period in 2002 and was primarily the result of a decrease in the yield on earning-assets of 123 basis points that was partially offset by a decrease in the cost of earning-assets of 42 basis points.
    The net interest margin for the nine months ended Sept. 30, 2003 was 3.84%, down 86 basis points from 4.70% for the same period in 2002 and was primarily the result of a decrease in the yield on earning-assets of 135 basis points that was partially offset by a decrease in the cost of earning-assets of 49 basis points. The Company's net interest margin may experience further pressure depending on the future interest rate environment.
    Noninterest income and expense. Noninterest income for the three months ended Sept. 30, 2003 was $2.4 million, up approximately $163,000 compared to the same three months in 2002. Service fees for the third quarter 2003 were relatively flat compared the same period in 2002. Other loan-related fees for the third quarter 2003 were up approximately $281,000 compared to the same period in 2002 primarily due to an increase in prepayment penalty collections. All other categories of noninterest income for the third quarter 2003 were down approximately $79,000 compared to the same period in 2002 primarily due to reduced international letters of credit activity.
    Noninterest income for the nine months ended Sept. 30, 2003 was $6.9 million, up approximately $185,000 compared to the same period in 2002. Service fees for the nine months ended Sept. 30, 2003 were down approximately $284,000 compared to the same period in 2002 primarily due to less NSF-related activity. Other loan-related fees for the nine months ended Sept. 30, 2003 were up approximately $530,000 compared to the same period in 2002 primarily due to an increase in late charge and prepayment penalty collections. All other categories of noninterest income for the nine months ended Sept. 30, 2003 were down approximately $61,000 primarily due to a combination of approximately $192,000 in lower international letters of credit and other fee income that was partially offset by a $131,000 increase in the gain on sale of securities.
    Noninterest expense for the three months ended Sept. 30, 2003 was $7.8 million, up approximately $1.3 million or 19.6% compared with $6.5 million for the same period in 2002. The higher noninterest expense for the three months ended Sept. 30, 2003, compared to the same period in 2002, was primarily due to a lower of cost or market adjustment of $824,000 on loans held-for-sale and increased costs related to problem assets that was partially offset by lower salaries and benefits expense as a result of vacant positions for which replacements have not yet been hired.
    Noninterest expense for the nine months ended Sept. 30, 2003 was $22.3 million, up $2.3 million or 11.5% compared with $20.0 million for the same period in 2002. The higher noninterest expense for the nine months ended Sept. 30, 2003, compared to the same period in 2002, was primarily due to $2.1 million in lower of cost or market adjustments on loans held-for-sale. Salaries and benefits expense for the nine months ended Sept. 30, 2003, compared to the same period in 2002, was relatively flat. Occupancy and equipment expense for the nine months ended Sept. 30, 2003, compared to the same period in 2002, was up approximately $173,000 and was primarily the result of additional leased corporate office space. Other noninterest expense for the nine months ended Sept. 30, 2003 compared to the same period in 2002 was up approximately $474,000 as a result of increased costs related to problem assets.
    Provision for loan losses and asset quality. The provision for loan losses for the three months ended Sept. 30, 2003 was $575,000, down $175,000 from the same period in 2002. The provision for loan losses for the nine months ended Sept. 30, 2003 was approximately $5.4 million, up $3.1 million from the same period in 2002 primarily due to an additional provision for loan losses recorded in the second quarter 2003 as a result of deterioration in certain hospitality-related loans. The allowance for loan losses as a percent of total loans at Sept. 30, 2003 and Dec. 31, 2002 was 1.89% and 1.92%, respectively.
    Net charge-offs for the three months ended Sept. 30, 2003 were $343,000 compared to $120,000 for the same period in 2002. Net charge-offs for the nine months ended Sept. 30, 2003 were $5.1 million compared to $2.6 million for the same period in 2002. The charge-offs for the nine months ended Sept. 30, 2003 primarily consisted of $4.5 million charged-off in the second quarter 2003 on certain hospitality- and retail-related credits. The charge-offs were made based on revised appraisals, financial performance, cash flows, and other local economic factors surrounding those loans. The Company seeks recovery on its charge-offs through all available channels.
    As of Sept. 30, 2003, the Company had approximately $70.8 million or 13.0% of the loan portfolio concentrated in the hospitality industry, compared to $86.2 million or 15.0% at June 30, 2003.
    Net nonperforming assets at Sept. 30, 2003 were $17.1 million, compared to $20.7 million at June 30, 2003 and $15.5 million at Dec. 31, 2002. As of Sept. 30, 2003, net nonperforming assets primarily consisted of $12.8 million in net nonaccrual loans, $4.1 million in other real estate, and $189,000 in accruing loans that were 90 days or more past due. Approximately $10.3 million or 60.2% of the net nonperforming assets at Sept. 30, 2003 were loans collateralized by real estate. While future deterioration in the loan portfolio is possible, management has continued its risk assessment and resolution program. In addition, management is focusing its attention on minimizing the Bank's credit risk through more diversified business development.
    Management conference call. On Wednesday, Oct. 29, 2003 the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the third quarter 2003 results. A brief management presentation will be followed by a question and answer period. To participate by phone, dial 1.800.915.4836 ten minutes before the call and ask for the MetroCorp conference. The call will be webcast by CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. The webcast will be distributed over CCBN's Investor Distribution Network. Individual investors can listen through CCBN's individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in the network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents, at www.streetevents.com. A digital replay will be available an hour after the call. It can be accessed until Nov. 30, 2003 at www.metrobank-na.com by clicking the webcast link.
    MetroCorp Bancshares Inc., with $863.9 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company's Web site at www.metrobank-na.com.
    The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp's net interest margin; (3) changes in management's assumptions regarding of the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp's reports and other documents filed with the Securities and Exchange Commission.


                       MetroCorp Bancshares Inc.
                 (In thousands, except share amounts)
                              (Unaudited)

                                          Sept. 30,  Dec. 31,  Change
                                            2003       2002       %
                                          ---------  --------- -------
Consolidated Balance Sheet
--------------------------
                  Assets
Cash and cash equivalents:
  Cash and due from banks                  $32,135    $30,195     6.4
  Federal funds sold and other temporary
   investments                               2,989      7,991   (62.6)
                                          ---------  ---------
    Total cash and cash equivalents         35,124     38,186    (8.0)
Investment securities available-for-sale   256,218    260,038    (1.5)
Other investments                            5,178      4,380    18.2
Loans, held-for-investment, net            537,152    517,609     3.8
Loans, held-for-sale, net                    7,219          -   100.0
Premises and equipment, net                  5,533      5,841    (5.3)
Accrued interest receivable                  3,123      3,391    (7.9)
Customers' liability on acceptances          2,985      4,080   (26.8)
Foreclosed assets, net                       4,062      1,190   241.3
Other assets                                 7,299      5,350    36.4
                                          ---------  ---------
  Total assets                            $863,893   $840,065     2.8
                                          =========  =========

   Liabilities and Shareholders' Equity
Deposits:
  Noninterest-bearing                     $162,802   $144,544    12.6
  Interest-bearing                         564,141    546,817     3.2
                                          ---------  ---------
    Total deposits                         726,943    691,361     5.1
Other borrowings                            53,897     65,774   (18.1)
Accrued interest payable                       550        717   (23.3)
Acceptances outstanding                      2,985      4,080   (26.8)
Other liabilities                            5,432      3,670    48.0
                                          ---------  ---------
  Total liabilities                        789,807    765,602     3.2
Shareholders' Equity:
  Preferred stock, $1.00 par value,
   2,000,000 shares authorized; none of
   which are issued and outstanding              -          -       -
  Common stock, $1.00 par value,
   20,000,000 shares authorized; 7,305,627
   shares and 7,195,927 shares are issued
   and 7,148,255 shares and 7,031,882
   shares are outstanding at Sept. 30,
   2003 and Dec. 31, 2002, respectively      7,306      7,196     1.5
  Additional paid-in-capital                27,523     26,344     4.5
  Retained earnings                         40,563     39,938     1.6
  Accumulated other comprehensive income        82      2,354   (96.5)
  Treasury stock, at cost                   (1,388)    (1,369)    1.4
                                          ---------  ---------
    Total shareholders' equity              74,086     74,463    (0.5)
                                          ---------  ---------
    Total liabilities and shareholders'
     equity                               $863,893   $840,065     2.8
                                          =========  =========

Nonperforming Assets and Asset Quality
 Ratios
--------------------------------------
Nonaccrual loans                           $17,279    $17,209     0.4
Accruing loans 90 days or more past due        189        380   (50.3)
Other real estate ("ORE")                    4,062      1,185   242.8
Other assets repossessed ("OAR")                 -          5  (100.0)
                                          ---------  ---------
Total nonperforming assets                  21,530     18,779    14.6
Less nonperforming loans guaranteed by the
 SBA, Ex-Im Bank, or the OCCGF              (4,430)    (3,310)   33.8
                                          ---------  ---------
Net nonperforming assets                   $17,100    $15,469    10.5
                                          =========  =========

Net nonperforming assets to total assets      1.98%      1.84%    7.5
Net nonperforming assets to total loans
 and ORE/OAR                                  3.06%      2.92%    4.6
Allowance for loan losses to total loans      1.89%      1.92%   (1.8)
Allowance for loan losses to net
 nonperforming loans                         80.40%     71.08%   13.1
Net loan charge-offs to total loans           0.91%      0.49%   84.6
Net loan charge-offs (for the nine and
 twelve months ended)                       $5,057     $2,606    94.1
Total loans to total deposits                76.33%     76.34%   (0.0)

Total loans                               $554,854   $527,759     5.1
Allowance for loan losses                  $10,483    $10,150     3.3


                       MetroCorp Bancshares Inc.
               (In thousands, except per share amounts)
                              (Unaudited)

                                          As of or for the
                                            three months
                                           ended Sept. 30,     Change
                                         --------------------
                                           2003       2002        %
                                         ---------  ---------  ------
Average Balance Sheet Summary
-----------------------------
Total assets                             $862,972   $811,082     6.4
Securities                                249,578    234,981     6.2
Total loans                               555,569    509,837     9.0
Allowance for loan losses                 (10,530)    (9,392)   12.1
Net loans                                 545,039    500,445     8.9
Total deposits                            724,372    662,487     9.3
FHLB and other borrowings                  56,697     65,068   (12.9)
Total shareholders' equity                 74,489     72,435     2.8

Income Statement
----------------
Interest income:
  Loans                                    $8,783     $9,549    (8.0)
  Investment securities:
    Taxable                                 1,650      2,511   (34.3)
    Tax-exempt                                248        273    (9.2)
  Federal funds sold and other temporary
   investments                                 68        139   (51.1)
                                         ---------  ---------
      Total interest income                10,749     12,472   (13.8)
Interest expense:
  Time deposits                             2,219      2,523   (12.0)
  Demand and savings deposits                 299        565   (47.1)
  Other borrowings                            438        522   (16.1)
                                         ---------  ---------
      Total interest expense                2,956      3,610   (18.1)
Net interest income                         7,793      8,862   (12.1)
Provision for loan losses                     575        750   (23.3)
                                         ---------  ---------
Net interest income after provision for
 loan losses                                7,218      8,112   (11.0)
Noninterest income:
  Service fees                              1,646      1,685    (2.3)
  Other loan-related fees                     632        351    80.1
  Letters of credit commissions and fees      134        176   (23.9)
  Gain on sale of securities, net               2          -   100.0
  Other noninterest income                     15         54   (72.2)
                                         ---------  ---------
      Total noninterest income              2,429      2,266     7.2
Noninterest expense:
  Salaries and employee benefits            3,736      3,934    (5.0)
  Lower of cost or market adjustment -
   loans held-for-sale                        824          -   100.0
  Occupancy and equipment                   1,370      1,320     3.8
  Foreclosed assets, net                      155         65   138.5
  Other noninterest expense                 1,713      1,200    42.8
                                         ---------  ---------
      Total noninterest expense             7,798      6,519    19.6
Income before provision for income taxes    1,849      3,859   (52.1)
Provision for income taxes                    504      1,329   (62.1)
                                         ---------  ---------
Net income                                 $1,345     $2,530   (46.8)
                                         =========  =========

Per Share Data
--------------
Earnings (loss) per share - basic           $0.19      $0.36   (47.6)
Earnings (loss) per share - diluted          0.19       0.35   (47.3)
Weighted average shares outstanding:
  Basic                                     7,132      7,026     1.5
  Diluted                                   7,215      7,147     1.0
Dividends per common share                  $0.06      $0.06       -

Performance Ratios
------------------
Return on average assets                     0.62%      1.24%  (50.0)
Return on average shareholders' equity       7.16%     13.86%  (48.3)
Net interest margin                          3.74%      4.55%  (17.8)
Efficiency ratio                            76.29%     58.58%   30.2
Equity to assets

Bank Capital Ratios
-------------------
Tier I capital
Total capital (tier I & II)
Leverage (Regulatory)

                                          As of or for the
                                             nine months
                                           ended Sept. 30,     Change
                                         --------------------
                                           2003       2002        %
                                         ---------  ---------  ------
Average Balance Sheet Summary
-----------------------------
Total assets                             $849,781   $773,929     9.8
Securities                                245,620    209,381    17.3
Total loans                               549,166    498,943    10.1
Allowance for loan losses                 (10,581)    (9,067)   16.7
Net loans                                 538,585    489,876     9.9
Total deposits                            704,783    646,881     9.0
FHLB and other borrowings                  62,166     48,050    29.4
Total shareholders' equity                 75,363     69,380     8.6

Income Statement
----------------
Interest income:
  Loans                                   $26,581    $28,733    (7.5)
  Investment securities:
    Taxable                                 5,242      6,869   (23.7)
    Tax-exempt                                762        887   (14.1)
  Federal funds sold and other temporary
   investments                                221        355   (37.7)
                                         ---------  ---------
      Total interest income                32,806     36,844   (11.0)
Interest expense:
  Time deposits                             6,922      8,064   (14.2)
  Demand and savings deposits               1,055      1,746   (39.6)
  Other borrowings                          1,417      1,287    10.1
                                         ---------  ---------
      Total interest expense                9,394     11,097   (15.3)
Net interest income                        23,412     25,747    (9.1)
Provision for loan losses                   5,390      2,320   132.3
                                         ---------  ---------
Net interest income after provision for
 loan losses                               18,022     23,427   (23.1)
Noninterest income:
  Service fees                              4,798      5,082    (5.6)
  Other loan-related fees                   1,462        932    56.9
  Letters of credit commissions and fees      399        455   (12.3)
  Gain on sale of securities, net             165         34   385.3
  Other noninterest income                     69        205   (66.3)
                                         ---------  ---------
      Total noninterest income              6,893      6,708     2.8
Noninterest expense:
  Salaries and employee benefits           11,357     11,361    (0.0)
  Lower of cost or market adjustment -
   loans held-for-sale                      2,149          -   100.0
  Occupancy and equipment                   3,969      3,796     4.6
  Foreclosed assets, net                        3        483   (99.4)
  Other noninterest expense                 4,868      4,394    10.8
                                         ---------  ---------
      Total noninterest expense            22,346     20,034    11.5
Income before provision for income taxes    2,569     10,101   (74.6)
Provision for income taxes                    669      3,290   (79.7)
                                         ---------  ---------
Net income                                 $1,900     $6,811   (72.1)
                                         =========  =========

Per Share Data
--------------
Earnings (loss) per share - basic           $0.27      $0.97   (72.3)
Earnings (loss) per share - diluted          0.26       0.95   (72.3)
Weighted average shares outstanding:
  Basic                                     7,067      7,022     0.6
  Diluted                                   7,203      7,142     0.9
Dividends per common share                  $0.18      $0.18       -

Performance Ratios
------------------
Return on average assets                     0.30%      1.18%  (74.6)
Return on average shareholders' equity       3.37%     13.13%  (74.3)
Net interest margin                          3.84%      4.70%  (18.3)
Efficiency ratio                            73.74%     61.73%   19.5
Equity to assets                             8.58%      8.70%   (1.4)

Bank Capital Ratios
-------------------
Tier I capital                              11.65%     11.99%   (2.8)
Total capital (tier I & II)                 12.91%     13.24%   (2.5)
Leverage (Regulatory)                        8.17%      8.71%   (6.2)



    CONTACT: MetroCorp Bancshares Inc., Houston
             Allen Brown, 713-776-3876
             or
             David D. Rinehart, 713-776-3876